Exhibit 10.2

Confidential portions of this document have been omitted

pursuant to a request for confidential treatment and filed

separately with the Securities and Exchange Commission

STATEMENT OF WORK NUMBER 9

under

GLOBAL MASTER SERVICES AGREEMENT

by and between

DUN & BRADSTREET, INC.

and

ACXIOM CORPORATION

May 6, 2009

1.	BACKGROUND		1

	1.1.	Contractual Background	1
	1.2.	Goals and Objectives of this SOW	1
	1.3.	Construction	3

2.	GENERAL		3

	2.1.	Coordination of Documents	3
	2.2.	Use of Defined Terms	3

3.	SERVICES		4

	3.1.	General	4
	3.2.	Location of Services	5
	3.3.	Service Levels	5
	3.4.	Disaster Recovery	6
	3.5.	Remedies	6

4.	TERM AND TERMINATION		7

	4.1.	Term of SOW	7
	4.2.	Termination	7

5.	CHARGES		10

6.	ADDITIONAL PROVISIONS		10

	6.1.	Definitions	10
	6.2.	Permitted Users	11
	6.3.	Transition and Transformation	12
	6.4.	Interim Services	14
	6.5.	Vendor Personnel	14
	6.6.	Responsibilities for Resources	16
	6.7.	Intellectual Property Rights And Restrictions	17
	6.8.	Reports and Meetings	17
	6.9.	Procedures Manual	17
	6.10.	Use of Subcontractors	17
	6.11.	SAS 70 Audits	17
	6.12.	Charges	17
	6.13.	Allocation of Taxes	18
	6.14.	Invoicing	18
	6.15.	Benchmarking	19
	6.16.	New Services	21
	6.17.	Extraordinary Events	21
	6.18.	Invoicing	23
	6.19.	Indemnities	23
	6.20.	Liability	23
	6.21.	Termination for Convenience	23
	6.22.	Compliance With Laws	23

7.	OVERSEAS IT INITIATIVE		24

8.	MISCELLANEOUS		24

	8.1.	Entire Agreement; Amendment	24
	8.2.	Notices Provisions	25

9.	TERMS OF THIS SOW THAT TAKE PRECEDENCE OVER THE TERMS OF THE AGREEMENT		25

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LIST OF SCHEDULES/EXHIBITS TO THIS SOW

Schedule A	Services
Exhibit A-1	In-Flight Projects
Exhibit A-2	Transition Plan
Exhibit A-3	Transformation Plan
Exhibit A-4	Services Delivery Plan
Exhibit A-5	SOW Termination/Expiration Assistance Plan
Exhibit A-6	Disaster Recovery Requirements
Exhibit A-7	Financial Responsibilities Matrix
Exhibit A-8	D&B Locations Matrix
Exhibit A-9	Managed Third Parties
Exhibit A-10	[Reserved]
Exhibit A-11	Reports
Schedule B	Service Levels
Exhibit B-1	Service Levels
Exhibit B-2	Point of Customer Entry Service Levels
Exhibit B-3	Mainframe Subsystem Service Levels
Exhibit B-4	Critical Processing Jobs
Exhibit B-5	Batch and Fulfillment Jobs
Exhibit B-6	Service Request Categorization
Schedule C	Charges
Exhibit C-1	Resource Categories and Resource Units
Exhibit C-2	Resource Unit Baselines
Exhibit C-3	Annual Services Charge
Exhibit C-4	ARC and RRC Rates
Exhibit C-5	Time & Materials Rates
Exhibit C-6	Form of Acxiom Invoice
Exhibit C-7	Pass-Through Expenses
Exhibit C-8	IMAC Counting Rules
Exhibit C-9	Termination Charges
Exhibit C-10	CSC Stranded Assets
Exhibit C-11	[Reserved]
Exhibit C-12	Asset List
Exhibit C-13	Standard Server Equipment Configurations
Schedule D	List of Key Acxiom Positions
Schedule E	Governance
Schedule F	[Reserved]
Schedule G	List of Initially Approved Subcontractors
Schedule G-1	List of D&B Competitors
Schedule H	List of Software
Schedule I	Acxiom Use of D&B Facilities
Schedule J	Provisions Regarding Acquired Rights Directive

Pursuant to Item 601 of Regulation S-K, certain schedules, exhibits and similar attachments to this Statement of Work No. 9 have not been filed with this exhibit. The Company agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

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STATEMENT OF WORK NO. 9

STATEMENT OF WORK NO. 9 (this “SOW” or “SOW No. 9”) is made and effective as of May 6, 2009 (the “SOW Effective Date”), by and between DUN & BRADSTREET, INC., a Delaware corporation (“D&B”), and ACXIOM CORPORATION, a Delaware corporation (“Acxiom”).

1.	BACKGROUND

1.1.	Contractual Background

(a) The parties are party to an Information Technology Outsourcing Services Agreement made and executed as of July 27, 2006, which was amended, restated, and renamed by the Global Master Services Agreement, dated as of June 2, 2008 (as so amended and restated, and as it may be further amended and/or restated from time to time, the “Agreement”).

(b) The Agreement contemplates that the parties and their respective Affiliates may enter into statements of work that are governed by and subject to the Agreement. This is Statement of Work No. 9 under the Agreement.

(c) Simultaneously with the execution and delivery of this SOW No. 9, the parties are executing and delivering (i) Amendment Number Two to the Amended and Restated Sales & Marketing Agreement (the “S&M Agreement”), dated June 27, 2006 (and amended and restated June 2, 2008), between them, (ii) Amendment Number One to the Alliance Agreement (the “Alliance Agreement”), dated November 26, 2008, between them, (iii) Amendment Number One to Schedule Number One to the Alliance Agreement, and (iv) Amendment Number Two to the Agreement.

1.2.	Goals and Objectives of this SOW

D&B and Acxiom agree upon the following background, goals and objectives for this SOW:

(a) D&B operates in a wide range of businesses across a wide geographic area. Uninterrupted high quality IT infrastructure services are mission critical to D&B’s business. Without them D&B is unable to sell its products. D&B requires a supplier that understands D&B’s business, has world class facilities, is willing to make initial and ongoing investment in transformation and technology evolution during the SOW Term (as defined in Section 4.1(a) of this SOW), and delivers Services with a quality of execution consistent with their criticality to D&B’s business.

(b) D&B has determined that Acxiom appears to be well-suited to meet D&B’s goals and objectives.

(c) D&B currently obtains a wide range of information technology services from Computer Sciences Corporation (“CSC”). D&B’s primary objective for transition is to migrate these services (other than the Excluded Services, as hereinafter defined) in an orderly manner with no unplanned disruption to Acxiom from CSC’s Berkeley Heights data center to Acxiom’s shared Tier 2 or better data center that positions D&B to:

(i) benefit from economies of scale;

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(ii) utilize ITIL or other best-practice data center processes;

(iii) improve service levels and disaster recovery capabilities; and

(iv) reduce IT operating costs.

(d) D&B seeks a flexible relationship that allows D&B to:

(i) take advantage of evolving technologies;

(ii) receive services for businesses that D&B may acquire or divest in the future; and/or

(iii) change platforms or methods of service delivery, or move operations outside the United States, if beneficial to D&B’s business needs or strategy.

(e) D&B requires a supplier that is responsive to changes, requests, and incidents in the environment; has personnel available and approachable for strategy, help, advice and discussion as desired by D&B; and facilitates cooperation, teamwork and clear governance structure between the parties and their personnel, all as defined within the scope of Services defined by the Agreement, this SOW, and Schedule A.

(f) D&B seeks a variable pricing structure that, within any limits provided in this SOW, will accommodate the potential of significant decreases in D&B volumes over the SOW Term due to server virtualization and consolidation, optimization of D&B’s data supply chain, and other initiatives D&B may pursue, and will, within any limits provided in this SOW, accommodate potential increases in volumes.

(g) The parties intend for Acxiom to assume responsibility for the Services and implement the solution described in the Service Delivery Plan provided in Exhibit A-4 of this SOW in phases:

(i) On the SOW Effective Date, Acxiom shall begin performing Transition Services;

(ii) On or around September 1, 2009, subject to D&B reaching an appropriate agreement with CSC, Acxiom shall assume responsibility for managing the Services provided by CSC and begin providing the Interim Services described in Section 6.4 of this SOW;

(iii) Beginning on each applicable Commencement Date, or other date agreed by the parties, Acxiom shall begin assuming full responsibility for certain of the Services in the Primary Data Center in accordance with the Transition Plan described in Section 4 of the Agreement;

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(iv) By ***, 2010, Acxiom shall assume full responsibility for all the Services, and complete the Transition from Berkeley Heights to its Primary Data Center and other applicable service delivery facilities described in the Service Delivery Plan; and

(v) During Transition and thereafter, Acxiom shall enhance certain aspects of the Services, and the infrastructure used to deliver the Services, in accordance with the Transformation Plan described in Section 4 of the Agreement.

1.3.	Construction

The foregoing goals and objectives shall be governed by the provisions of Section 1.3 of the Agreement.

2.	GENERAL

2.1.	Coordination of Documents

(a) This SOW shall be subject to the terms of the Agreement. The terms of the Agreement are hereby incorporated into this SOW by reference, subject to Section 2.1(b) of this SOW.

(b) The provisions of this SOW shall be construed wherever possible to avoid conflict with the Agreement. Section 3.5(e) of the Agreement shall govern conflicts between the Agreement and this SOW. Any inconsistencies among this SOW, the Schedules, and the Exhibits shall be resolved in favor of the SOW, then the Schedules, then the Exhibits.

(c) Schedule J of this SOW is incorporated herein by this reference.

2.2.	Use of Defined Terms

(a) Terms used in this SOW with initial capitalization and not otherwise defined herein shall have the meaning provided in the Agreement. Readers of this SOW should note that a number of definitions in the Agreement are modified in Section 6.1 of this SOW.

(b) As used in this SOW, the following terms will have the meaning set forth below:

(i) “Agreement” shall have the meaning provided in Section 1.1(a).

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(ii) “Commencement Date”, for particular Services, shall mean the date on which Acxiom assumes responsibility for such Services under this SOW. The Transition Plan provides for Acxiom to assume responsibility for Services in multiple phases, beginning in September, 2009. Accordingly, there will be separate Commencement Dates applicable to the Services as Acxiom assumes responsibility for them.

(iii) “Contract Year” shall mean the period commencing on the SOW Effective Date and continuing until ***, 20***, and thereafter each consecutive twelve (12) month period thereafter. If the final Contract Year is less than twelve (12) months, references to amounts for such Contract Year shall be pro-rated as appropriate.

(iv) “D&B Service Locations” shall mean the locations at which the parties agree that the Services are to be delivered to D&B, typically D&B offices.

(v) “Excluded Services” shall mean functions which might otherwise be deemed to be in-scope Services but which are specifically provided in this SOW as being out of Acxiom’s scope, including CSC’s OPAL services provided by a CSC Affiliate in Australia, CSC’s Oracle application support services, and production print services.

(vi) “Transition Services” shall mean the portion of Services required to execute the Transition in accordance with the Transition Plan.

(c) References to Schedules and Exhibits in this SOW shall be deemed to be references to the Schedules and Exhibits attached to this SOW, except where another document (e.g., the Agreement, the S&M Agreement, or the Alliance Agreement) is specifically referenced.

3.	SERVICES

3.1.	General

(a) Acxiom shall provide to D&B the services described in this SOW, including Schedule A (including its Exhibits) to this SOW (which, collectively, shall be deemed to be “Services” under the Agreement). Transition Services shall begin on the SOW Effective Date; all other Services shall begin on the applicable Commencement Date provided in the Transition Plan, except to the extent that Schedule A specifically provides that a particular aspect of the Services is to begin on a different date.

(b) Unless a Retained Responsibility or an Excluded Service, the Services include all functions performed in the twelve (12) months prior to the SOW Effective Date by:

(i) CSC or its Affiliates (including the five (5) CSC personnel providing Release Management Services); or

(ii) the four (4) D&B personnel providing Red Hat and Oracle support.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(c) Acxiom shall be responsible for managing CSC and providing the Interim Services as described in and subject to the provisions of Section 6.4 of this SOW.

(d) The Services shall be delivered without the use of ***.

3.2.	Location of Services

The Services will be provided globally, as required to meet D&B’s needs. The list of D&B Service Locations at which the Services are initially to be provided is provided in Exhibit A-8. Such Exhibit may be modified through the Change Control Procedure, provided, that if D&B requests that Acxiom provide Services (1) in or from a new D&B Service Location or (2) in or from an existing D&B Service Location that are materially different from the Services previously provided at such D&B Service Location, then:

(a) Acxiom shall provide any one-time transition and set-up functions required to implement such Services as a Project, except to the extent such one-time transition and set-up functions are covered by an IMAC Charge or other applicable unit rate provided in Schedule C to this SOW; and

(b) after Acxiom has implemented such Services, D&B shall be charged for such Services in accordance with the charges and unit rates provided in Schedule C unless, prior to the implementation of such Services, Acxiom demonstrates to D&B that there will be a more than an insubstantial increase in Acxiom’s cost of providing such Services at the new D&B Service Location (including any taxes whose burden is otherwise imposed on Acxiom) that justifies an equitable adjustment to the charges and/or unit rates, in which case the charges and/or unit rates in Schedule C shall be adjusted accordingly and, as appropriate, tax burden reallocated by mutual agreement of the parties.

3.3.	Service Levels

(a) Schedule B to this SOW describes the Service Levels and Critical Service Levels (and their accompanying metrics) that apply to Acxiom’s performance of the Services provided under this SOW and, except as otherwise provided in Schedule B, the Service Levels in Schedule B shall become effective as of the Transition Completion Date. Schedule B to this SOW shall replace and supersede Schedule B to the Agreement for purposes of this SOW.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(b) For the purposes of this SOW, Section 10.1(b) of the Agreement is amended to read as follows:

“Except where a different level of performance is specifically agreed, Acxiom shall perform the Services at least at the same level and with at least the same degree of accuracy, quality, timeliness, responsiveness, and efficiency as was provided during the twelve (12) months prior to the Commencement Date by or for D&B and its Affiliates.”

(c) For the purposes of this SOW, Section 10.2(c) of the Agreement is amended to read as follows:

“With respect to the Service Levels provided in an SOW, *** percent (***%) of Acxiom’s aggregate monthly At Risk Charges under the applicable SOW (as defined in Section 10.2(d) below) shall be at risk each month for Service Level Credits (the ‘Amount at Risk’). D&B may allocate *** (***) percentage points among Critical Service Levels in the applicable SOW hereunder, for the purpose of calculating Service Level Credits; provided, however, that D&B may not allocate more than *** (***) percentage points to any single Critical Service Level. For example, if Acxiom fails to meet a Critical Service Level to which D&B has allocated *** (***) percentage points, the applicable Service Level Credit will equal *** percent (***%) of the Amount at Risk (which equals *** percent (***%) of Acxiom’s monthly Charges under such SOW), for the month in which the failure occurred.”

(d) For the purposes of this SOW, Section 10.2(e) of the Agreement is deleted and the provisions of Section 6 of Schedule B to this SOW shall apply in its stead.

3.4.	Disaster Recovery

Schedule A (including Exhibit A-6) to this SOW describes the Services to be provided by Acxiom in supporting D&B in ameliorating the effects of a Disaster that causes a total or partial loss of the Services to be provided pursuant to this SOW, within an agreed level and within target timeliness.

3.5.	Remedies

D&B may exercise the remedies provided in Section 12 of the Project Estimates Process provided in Attachment A-1 (Project Estimates Process) to Schedule A if Acxiom fails to successfully complete any Major Milestone for the work under this SOW within sixty (60) days following the scheduled completion date for such Major Milestone.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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4.	TERM AND TERMINATION

4.1.	Term of SOW

(a) The term (the “SOW Term”) of this SOW shall begin on the SOW Effective Date and shall continue until ***, 20*** (such period, the “Initial SOW Term”), unless terminated pursuant to Section 4.2 below or extended as provided in
Section 4.1(b).

(b) D&B may extend the SOW Term up to *** by providing at least *** (***) months notice to Acxiom, each for such extension period as elected by D&B; provided that (i) the total of all such extensions, in the aggregate, shall be no longer than ***; and (ii) if in any extension D&B elects to extend the Term for a period of ***, then D&B shall not have any further extension options (e.g., D&B may extend *** for *** each time; however if D&B extends the first time for *** and then a second time for ***, D&B shall lose its *** option). D&B may also extend the SOW Term as provided in Section 22.8 of the Agreement.

(c) If, pursuant to Section 5 of the Agreement, the Term of the Agreement would otherwise expire, it shall nonetheless be deemed to continue until the expiration or termination of the SOW Term.

4.2.	Termination

(a) Termination of this SOW is governed by Sections 22.1 through 22.13 of the Agreement. If a breach of this SOW by Acxiom is material in the context of the Agreement as a whole then D&B may exercise the rights provided in Section 22.1 of the Agreement (Agreement Termination for Cause).

(b) For purposes of this SOW, Section 22.4(b) of the Agreement (Termination for Convenience) is deleted and a new subsection 22.4(b) is inserted, to read:

“(b) Termination of SOW for Convenience. D&B may terminate this SOW for convenience by giving Acxiom at least *** (***) months’ prior written notice designating the termination date. Notwithstanding the foregoing, D&B may not exercise the termination rights granted under this Section 22.4 effective earlier than ***. Upon receipt of any such termination notice from D&B, Acxiom shall, consistent with the provisions of Schedule A to this SOW (and any applicable Exhibits thereto), (A) wind-down its work with respect to this SOW as quickly as possible; (B) eliminate any ongoing expenses under this SOW, to the extent Acxiom may do so (and to the extent Acxiom cannot immediately eliminate any such expense, Acxiom shall do so as soon as it can, during such *** (***) month period); and (C) not make any future long-term

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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commitments under such SOW (e.g., leasing of additional Equipment). In the event of a termination for convenience pursuant to this Section 22.4, D&B shall be liable to pay to Acxiom the Termination Charges specified in Schedule C of SOW No. 9 for termination pursuant to Section 22.4, and although such payment is not a condition precedent to the termination, D&B acknowledges and agrees that (i) D&B shall remain contractually obligated to pay Acxiom the applicable Termination Charges and (ii) such obligation shall survive any such termination by D&B pursuant to this Section 22.4(b). Acxiom shall invoice D&B for termination for convenience charges upon the effective date of termination, and such charges shall be due thirty (30) days after the effective date of termination. The parties acknowledge and agree that the Termination Charges specified in Schedule C of SOW No. 9 are a reasonable forecast of damages to Acxiom for D&B’s termination pursuant to this Section 22.4. If a purported termination for cause by D&B under Section 22.2 is ultimately determined not to have been properly a termination for cause, then such termination by D&B shall instead be deemed to be a termination for convenience under this Section 22.4.”

(c) For purposes of this SOW, Section 22.5 (b) and (c) of the Agreement (Termination Upon Change of Control of Acxiom) are deleted and new subsections 22.5(b), (c), (d), and (e) are inserted, to read:

“(b) If the Change of Control of Acxiom is subject to (x) Section 22.5(a)(iii) or (y)(A) Section 22.5(a)(i) or Section 22.5(ii) and (B) the Distinct Entity is a D&B Competitor, at any time beginning on the date of a Change of Control of Acxiom and ending *** after consummation of the transaction which resulted from such Change of Control of Acxiom, D&B may terminate the Agreement (in whole and not in part) by giving Acxiom at least *** (***) months’ prior written notice designating the termination date. In such event D&B shall not be liable to pay Acxiom any Termination Charge or other fee. Within ten (10) days of receipt of D&B’s notice of such termination (time being of the essence), Acxiom shall pay D&B (without offset of any kind) the sum of *** Dollars ($***) to compensate D&B for the anticipated cost of transition to a new supplier or to re-insource the Services, such amount being a liquidated, negotiated amount. If Acxiom fails to pay such amount as required, in addition to all other rights and remedies, D&B may offset the amount due against Charges otherwise due hereunder.

(c) If the Change of Control of Acxiom is subject to (x) Section 22.5(a)(i) or (ii) and (y) the Distinct Entity is not a D&B Competitor, at any time beginning on the date of a Change of Control of Acxiom and ending *** after consummation of the transaction which resulted from such Change of Control of Acxiom (but subject to the next sentence), D&B may terminate the Agreement (in whole, and not in part), by giving Acxiom at least *** (***) months’ prior written notice designating

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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the termination date. Notwithstanding the foregoing, D&B may not exercise the termination rights granted under this Section 22.5(c) effective earlier than November 1, 2010, provided that if this sentence (when read with the prior sentence) does not provide D&B a time period of at least ninety (90) days to exercise its rights hereunder, then the time period in which D&B may exercise such right shall be extended so that it continues for at least ninety (90) days. In the event of a termination by D&B pursuant to this Section 22.5(c), D&B shall be liable to pay to Acxiom the Termination Charges specified in Schedule C of SOW No. 9 for termination pursuant to Section 22.5(c), and although such payment is not a condition precedent to the termination, D&B acknowledges and agrees that (i) D&B shall remain contractually obligated to pay Acxiom the applicable Termination Charges and (ii) such obligation shall survive any such termination by D&B pursuant to this Section 22.5(c). The parties acknowledge and agree that the Termination Charges specified in Schedule C of SOW No. 9 are a reasonable forecast of damages to Acxiom for D&B’s termination pursuant to this Section 22.5(c). Acxiom shall invoice D&B for termination for change of control charges upon the effective date of termination, and such charges shall be due thirty (30) days after the effective date of termination.

(d) If the Change of Control of Acxiom is subject to Section 22.5(a)(iv), (v) or (vi), at any time beginning on the date of a Change of Control of Acxiom and ending *** after consummation of the transaction which resulted from such Change of Control of Acxiom (but subject to the next sentence), D&B may terminate the Agreement (in whole, and not in part), by giving Acxiom at least *** (***) months’ prior written notice designating the termination date. Notwithstanding the foregoing, D&B may not exercise the termination rights granted under this Section 22.5(d) effective earlier than November 1, 2010, provided that if this sentence (when read with the prior sentence) does not provide D&B a time period of at least ninety (90) days to exercise its rights hereunder, then the time period in which D&B may exercise such right shall be extended so that it continues for at least ninety (90) days. In the event of a termination by D&B pursuant to this Section 22.5(d), D&B shall be liable to pay to Acxiom the Termination Charges specified in Schedule C of SOW No. 9 for termination pursuant to Section 22.5(d), and although such payment is not a condition precedent to the termination, D&B acknowledges and agrees that (i) D&B shall remain contractually obligated to pay Acxiom the applicable Termination Charges, and (ii) such obligation shall survive any such termination by D&B pursuant to this Section22.5(d). The parties acknowledge and agree that the Termination Charges specified in Schedule C of SOW No. 9 are a reasonable forecast of damages to Acxiom for D&B’s termination pursuant to this Section 22.5(d). Acxiom shall invoice D&B for termination for change of control charges upon the effective date of termination, and such charges shall be due thirty (30) days after the effective date of termination.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(e) At any time within the period when D&B may elect to terminate this SOW pursuant to Section 22.5(b) (e.g., due to a Change of Control of Acxiom with a D&B Competitor) (without regard to whether D&B has exercised its termination right hereunder), D&B may elect to have Acxiom contribute all of the assets (including the necessary rights to use Intellectual Property, those Acxiom employees who are dedicated to providing the Services, and contract rights (but not including Acxiom’s enterprise license rights to Systems Software which are not transferable (but if desired by D&B, Acxiom will acquire for such subsidiary a license to separately use the shared Systems Software (the cost of which will be included in the book value of the Acxiom subsidiary))), including Acxiom’s obligations under this SOW No. 9) used to provide the Services into a newly-created, wholly owned subsidiary of Acxiom which will continue to provide the Services (and which will be sufficiently capitalized and funded by Acxiom and whose performance shall be unconditionally guaranteed by Acxiom) and which will engage in no other activities beyond that of providing the Services to D&B without D&B’s consent (which it may withhold at its sole discretion). If D&B makes such election Acxiom shall perform the foregoing obligation within thirty (30) days. D&B’s election shall be without regard to whether D&B has elected to exercise any of its other options hereunder (all of which shall be cumulative). At any time thereafter D&B may elect to acquire (or have its nominee acquire) the shares in such subsidiary for an amount equal to Acxiom’s book value of such subsidiary (disregarding any goodwill), following closing of which transaction Acxiom’s guaranty shall no longer apply. Acxiom shall indemnify and hold D&B harmless against any liability of such subsidiary existing as of the closing date which has not been accounted for in determining the purchase price.”

5.	CHARGES

Schedule C to this SOW describes the charges for Services to be provided pursuant to this SOW, other payments between the parties and the respective charging methodology (including payments for travel-related and other incidental expenses, Pass-Through Expenses, and Out-of-Pocket Expenses).

6.	ADDITIONAL PROVISIONS

6.1.	Definitions

(a) For the purposes of this SOW, Section 2.1(p) of the Agreement is amended to read:

“‘Applications Software’ or ‘Applications’ shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform specific user related data

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processing and telecommunications tasks in connection with the Services, including all application development tools. The designation of an item of Software as Application Software shall not change any allocation of financial responsibility provided with respect to that Software elsewhere.”

(b) For the purposes of this SOW, Schedule G-1 of the Agreement is replaced by Schedule G-1 (SOW No. 9) attached hereto.

(c) For the purposes of this SOW, the two (2) references in Section 2.1(k) of the Agreement (defining the term “Affiliate”) to an eighteen (18) month period are changed to be references to a twenty-four (24) month period.

(d) For the purposes of this SOW, a new definition is inserted into Section 2.1 of the Agreement in the appropriate alphabetical order, and all following definitions appropriately renumbered, to read “‘Managed Third Parties’ shall have the meaning provided in Section 9 of Schedule A.”

(e) For the purposes of this SOW, Section 2.1(ggggg) of the Agreement (before the renumbering caused by the prior insert) is amended to read:

“‘Systems Software’ shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform (i) tasks basic to the functioning of the Equipment and which are required to operate the Applications Software; or (ii) tasks, other than as performed by Applications Software, otherwise supporting the provision of the Services by Acxiom. Programs and programming supporting the Services that are not Applications Software shall be deemed to be Systems Software. Systems Software includes mainframe and mid-range operating systems, server operating systems, network operating systems, systems utilities (including measuring, monitoring and systems management tools), data security software, and database management systems, development tools (other than development tools for Applications Software) and, tele-communications monitors. The designation of an item of Software as Systems Software shall not change any allocation of financial responsibility provided with respect to that Software elsewhere.”

6.2.	Permitted Users

For the purposes of this SOW the last sentence of Section 3.4 of the Agreement is amended to read as follows:

“D&B may permit its customers, suppliers, and similar third parties to install, maintain, and connect communications networks to third party routers and other communications equipment without additional charges (other than those associated with the related Resource Units, if any); provided that, requests by D&B to install substantial volumes of third party equipment in Acxiom’s data center that are not covered by Resource Units shall be subject to, and reviewed through, the Change Control Procedure.”

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6.3.	Transition and Transformation

(a) For the purposes of this SOW, Section 4.3 of the Agreement is deleted and new Sections 4.3, 4.4, and 4.5 are inserted in the Agreement to read:

“4.3 Transition and Transformation Plans

(a) The Transition and Transformation shall be conducted in accordance with written plans (the ‘Transition Plan’ and the ‘Transformation Plan’, respectively) which shall each include:

(i) a description of the operations being transitioned and transformed, respectively;

(ii) a general description of the methods and procedures, personnel and organization Acxiom shall use to perform the Transition and Transformation;

(iii) a schedule of Transition and Transformation activities;

(iv) Major Milestones for Transition and Transformation;

(v) a detailed description of the respective roles and responsibilities of D&B and Acxiom; and

(vi) such other information and planning as are necessary to conduct the Transition and Transformation in accordance with the other terms in this Agreement.

(b) Drafts of the Transition Plan and Transformation Plan for SOW No. 9 are attached to SOW No. 9 as Exhibits A-2 and A-3. Acxiom shall be responsible for revising and finalizing the Transition Plan and Transformation Plan, provided that: (i) Acxiom shall cooperate and work closely with D&B in finalizing the plans (including incorporating D&B’s reasonable comments); and (ii) all changes to the plans shall be subject to approval by D&B, which approval shall not be unreasonably withheld, delayed or conditioned.

4.4 Conduct of the Transition and Transformation

(a) Except (i) with D&B’s prior consent or (ii) if necessary in the event of an emergency such that it would be impractical for Acxiom to obtain such prior consent (and solely for so long as the emergency continues), Acxiom shall perform the Transition and Transformation in accordance with the Transition Plan, Transformation Plan and the Change Control Procedure. D&B shall cooperate and provide reasonable assistance with respect to the Transition and Transformation as specified in the Transition Plan and Transformation Plan or as otherwise requested reasonably in advance by Acxiom.

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(b) Acxiom’s responsibilities with respect to Transition and Transformation are provided in this Section 4 and Exhibits A-2 and A-3 of Schedule A to SOW No. 9.

(c) Except as specifically provided in the Transition Plan and approved by D&B, no functionality of D&B IT operations being migrated from Berkeley Heights or from any other D&B or CSC location shall be disabled until such functionality has been established, tested, and accepted in the new location in accordance with the requirements provided in the Transition Plan.

(d) Provided that it does not interfere with or delay the Transition or Transformation in ways that are more than insubstantial and not contemplated by the Transition Plan or Transformation Plan, D&B may monitor, test, and otherwise participate in the Transition and Transformation. Acxiom shall promptly notify D&B if such monitoring, testing, or participation has caused (or in Acxiom’s reasonable opinion may cause) a problem or delay in the Transition or Transformation and the parties will work together to avoid the problem or delay.

4.5 Additional Terms

(a) D&B may require Acxiom to stop proceeding with all or any part of the Transition or Transformation at any time; provided, however, that in such event:

(i) D&B shall reimburse Acxiom on an Out-of-Pocket Expense basis for any incremental costs incurred by Acxiom as a result of any delay caused by such D&B requirement to stop proceeding, to the extent such costs can not reasonably be avoided;

(ii) Acxiom will be excused for delays in its performance under this Agreement to the extent reasonably and directly caused by D&B’s requirements under this provision and Acxiom’s time period for performance will be equitably extended based on the then-prevailing circumstances; and

(iii) D&B may not require Acxiom to stop proceeding with the Transition or Transformation for a period in the aggregate of longer than ninety (90) days. If any such suspension delays the Transition Completion Date, the Initial SOW Term shall be extended day for day by the actual impact of the delays on the Transition Completion Date.”

(b) In addition to any other rights and remedies D&B may have under this Agreement, Acxiom shall be responsible for any incremental expenses incurred by D&B, including charges from CSC, resulting from a failure of Acxiom to complete Major Milestones in accordance with the schedule provided in Exhibits A-2 and A-3 to

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SOW No. 9 (provided such failure is not cured within sixty (60) days after the scheduled completion date for such Major Milestone as permitted in Section 3.5 of SOW No. 9), unless such failure is the fault of (i) D&B; (ii) those for whom D&B is responsible performing D&B Retained Responsibilities; (iii) Managed Third Parties; (iv) CSC; or (v) communications common carriers in providing network transport services.

(c) For the purposes of this SOW, references in the Agreement to Section 4.3 of the Agreement shall be deemed references to Sections 4.3 through 4.5 of this SOW.

6.4.	Interim Services

(a) It is the parties intent that, subject to D&B and, if appropriate, Acxiom reaching an appropriate agreement with CSC, Acxiom will assume responsibility for managing CSC’s performance of the Services performed in the Berkeley Heights data center on or around September 1, 2009 (“Interim Services”), including:

(i) Establishing and running a project management office to manage CSC;

(ii) Providing day-to-day direction to CSC personnel providing support in the Berkeley Heights data center;

(iii) Providing level 2 support for Services that can be provided remotely from Acxiom facilities;

(iv) Managing and executing “SRT” processes to resolve Severity 1 and Severity 2 Incidents; and

(v) Procuring Equipment covered by a Resource Unit that is required by D&B for installation in the Primary Data Center on or after the first Commencement Date.

(b) Acxiom shall be responsible for any failure to meet or exceed such service levels to the extent such failure results from Acxiom’s performance or failure to perform a function for which it has assumed responsibility as part of the Interim Services. Acxiom shall have no other responsibility for a failure by CSC to meet a service level for which CSC is responsible.

(c) Promptly following the SOW Effective Date, in coordination with D&B, Acxiom and D&B shall engage with CSC and work in good faith to negotiate any necessary terms with CSC to enable Acxiom to perform the Interim Services. Acxiom’s compensation for such Interim Services shall be provided by the Charges described in Schedule C that commence after the applicable Commencement Date.

6.5.	Vendor Personnel

(a) For the purposes of this SOW and Section 6.1(a) of the Agreement, Schedule D of this SOW lists all Key Acxiom Positions, (where so designated) the individuals designated to occupy such positions as of the SOW Effective Date, and the basis upon which such individuals’ variable incentive compensation will be tied to satisfaction of D&B objectives.

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(b) For the purposes of this SOW, Section 6.1(d) of the Agreement is amended by inserting “, nor shall such individual disclose any D&B Confidential Information to any third party or to any person at Acxiom who does not have a need to know such Confidential Information in order for Acxiom to provide the Services to D&B” after “any D&B Competitor”.

(c) For the purposes of this SOW, Section 6 of the Agreement is amended by inserting a new Section 6.3, to read as follows:

“6.3. Fair Employment Practices. Acxiom warrants, represents, and covenants to D&B that it will comply with all laws and regulations of the United States and those of the countries in which D&B receives Services (including laws relating to health and safety, labor, personal information privacy, law enforcement cooperation and environmental protection) to the extent such laws and regulations are applicable to Acxiom’s implementation of this Agreement and performance of its obligations under this Agreement. Without limiting the generality of the foregoing, Acxiom agrees:

(a) Not to knowingly use child labor in providing Services; provided that the term ‘child’ will refer to an individual younger than the age of completing compulsory education, and in no case will any child younger than 16 years of age be employed in providing Services;

(b) To provide employees with a safe and healthy workplace in compliance with all applicable laws and to provide D&B with all information D&B may request about the facilities from which Services are provided;

(c) Only to employ individuals whose presence is voluntary and not to use prison labor, or to use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees;

(d) To comply with all applicable wage and hour laws, including those pertaining to minimum wage, overtime or maximum hours; and to utilize fair employment practices as provided in Applicable Law;

(e) Not to discriminate in hiring or employment practices on grounds of race, religion, national origin, sexual orientation, political affiliation, social status, age, sex, or disability;

(f) To obtain all governmental licenses, approvals, authorizations and permits regulating Acxiom as a services provider as required from time to time and to pay all fees and taxes associated with obtaining and maintaining such licenses, approvals, permits and authorizations throughout the Term;

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(g) To take all necessary steps to obtain any approval or registration of this Agreement (the ‘Required Registrations’) that may be required, either initially or at any time during the Term, in order to give this Agreement legal effect in the countries from which the Acxiom provides Services. Acxiom shall, at its sole expense, to take whatever steps may be necessary to secure such Required Registration, immediately and prior to commencing any activities which are subject to such approval or registration;

(h) Not to, directly or indirectly, make, offer or agree to make, or offer on behalf of the D&B or its Affiliates, any loan, gift, donation or other payment, directly or indirectly, whether in cash or in kind, for the benefit of or at the direction of any candidate, committee, political party, political function, government or government subdivision, or any individual elected, appointed or otherwise designated as an employee or officer thereof, for the purposes of influencing any act or decision of such entity or individual or inducing such entity or individual to do or omit to do anything in order to obtain or retain business or other benefits in violation of the United States Foreign Corrupt Practices Act; and

(i) Not to, directly or indirectly, take any action that would cause D&B or any of its Affiliates or Acxiom to be in violation of United States anti-boycott laws under the United States Export Administration Act or the United States Internal Revenue Code, or any regulation thereunder.”

6.6.	Responsibilities for Resources

For the purposes of Section 7 of the Agreement, financial responsibility for resources shall be allocated between the parties as provided in Exhibit A-7 (Financial Responsibilities Matrix) to Schedule A of this SOW. If the Financial Responsibilities Matrix does not provide for allocation of responsibility for any particular resources, and those resources are necessary for Acxiom to perform the Services (as opposed to resources that are necessary for D&B to fulfill its Retained Responsibilities), Acxiom shall have the financial responsibility therefor. Where Acxiom is responsible for resources, the lack of sufficient time remaining in the then current SOW Term for Acxiom to recoup its investment shall not be grounds for Acxiom to decline to make any investment required (unless D&B has previously provided Acxiom with a notice of termination of the Agreement or this SOW (e.g., Change of Control, convenience, or for cause) which notice has not been rescinded by mutual agreement of the parties (for the avoidance of doubt a notice of breach which is not also a notice of termination shall not be considered such a notice).

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6.7.	Intellectual Property Rights And Restrictions

(a) For the purposes of this SOW, (i) the reference in the third sentence of Section 8.1 of the Agreement to the “Contract Execution Date” is changed to “SOW Effective Date” and (ii) the reference to “Agreement” in the last sentence of such Section is changed to “SOW”.

(b) For the purposes of this SOW, Section 8.2(b)(ii) of the Agreement is amended by inserting the phrase “and acting reasonably” at the end of the phrase “after being provided written notice,” in clause D.

(c) For the purposes of this SOW, references in Section 8.2(b)(iii) of the Agreement to the Term of or expiration or termination of the Agreement shall be deemed references to the SOW Term and expiration or termination of this SOW.

6.8.	Reports and Meetings

For the purposes of this SOW, Section 11.2(a) of the Agreement is amended by inserting the phrase “(which shall be the property of D&B)” after the final occurrence of the word “reports” in clause (B).

6.9.	Procedures Manual

In accordance with Section 11.3 of the Agreement, Acxiom shall develop a Procedures Manual.

6.10.	Use of Subcontractors

For the purposes of this SOW and Section 11.5(a)(iii) of the Agreement, the entities listed in Schedule E are approved by D&B as subcontractors for the scope of services described therein. In addition to the grounds for revoking approval of a subcontractor provided in such Section, D&B may revoke such approval if the subcontractor becomes an Affiliate of a D&B Competitor.

6.11.	SAS 70 Audits

For the purposes of this SOW, the SAS70 audit to be prepared pursuant to Section 12.2 of the Agreement shall be reasonably satisfactory to D&B’s internal and external financial and IT security auditors. D&B will be provided reasonable advance input into the scope of Acxiom’s SAS 70 audit and the right (at D&B’s expense) to have such audit cover additional scope beyond that provided to other customers of Acxiom.

6.12.	Charges

(a) For the purposes of this SOW, the reference in Section 14.1(a) of the Agreement to the “Contract Execution Date” is changed to the “SOW Effective Date”.

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(b) For the purposes of this SOW, Section 14.1(b) of the Agreement is amended by inserting the following after the final sentence:

“Notwithstanding any provision in Schedule C to the contrary, Acxiom will not be permitted to decline to make investments required to provide the Services and/or to maintain Performance Standards on the basis that there is insufficient time left in the then current SOW Term for Acxiom to recoup the required investment, unless D&B has previously provided Acxiom with a notice of termination of the Agreement or this SOW (e.g., Change of Control, convenience, or for cause) which notice has not been rescinded by mutual agreement of the parties (for the avoidance of doubt a notice of breach which is not also a notice of termination shall not be considered such a notice).”

6.13.	Allocation of Taxes

For the purposes of this SOW, Section 14.4(b) of the Agreement is amended by inserting the following after the final sentence:

“Acxiom will be responsible for all taxes imposed by or in any country in which Acxiom performs any portion of the Services if the Services are to be used by D&B in another country (unless the country in which the Services are to be provided from is the United States or a member of the European Union); provided that if (i) there would have been a tax imposed if the Services had been provided from the United States or the European Union, (ii) D&B would have been responsible for such tax (either directly or through reimbursement to Acxiom), and (iii) there is a higher tax burden in the country from which the Services are actually provided, then Acxiom shall only be responsible for the amount by which the actual tax burden is higher and D&B shall be responsible for the tax amount that is equal to the amount of tax that would have been imposed on the Services if the Services were provided from the United States or a member of the European Union. For instance, if Acxiom chooses to perform in India any portion of the Services for use by D&B in the United States or Europe, Acxiom shall be responsible for all taxes imposed by or in India, less the amount of taxes that would otherwise have been imposed on the Services if such Services had been performed in the United States or the European Union.”

6.14.	Invoicing

For the purposes of this SOW, Section 15.1(d) of the Agreement:

(a) is amended by changing the reference to “sixty (60) days” in the second sentence to “ninety (90) days”; and

(b) shall not apply to CSC Pass-Through Expenses, which shall be billed no later than the month following the month in which Acxiom receives the applicable invoice from CSC.

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6.15.	Benchmarking

For the purposes of this SOW, Section 14.7 of the Agreement is amended to read as follows:

“Beginning twelve (12) months after the first Commencement Date D&B may benchmark the Charges for all of the Services under SOW No. 9, provided that benchmarking of the Charges may not be undertaken more than one (1) time in any rolling twelve (12) month period.

(a) A benchmarking under this Section shall be conducted by an independent industry-recognized benchmarking service provider designated by D&B and approved by Acxiom (‘Benchmarker’). Acxiom agrees that Gartner Group, Nautilus Advisors and Compass Group are acceptable as a Benchmarker. The Benchmarker shall not be an Acxiom Competitor. If Acxiom rejects any other Benchmarker suggested by D&B, Acxiom shall also provide D&B with the names of three (3) other Benchmarkers that would be acceptable to Acxiom. D&B shall retain and pay the charges for the Benchmarker, but the Benchmarker may not be retained on a contingency basis. The parties shall cooperate with the Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records.

(b) The Benchmarker shall perform the benchmarking in accordance with the Benchmarker’s documented procedures that shall be provided to the parties prior to the start of the benchmarking process. The Benchmarker shall compare the Charges for the Services under SOW No. 9 being benchmarked to the costs being incurred in a representative sample of similar services, not including in-house IT operations. The Benchmarker shall select the representative sample from entities (i) identified by the Benchmarker and approved by the parties, and (ii) identified by agreement of the parties and approved by the Benchmarker. The representative sample: (A) shall include at least eight (8) entities; and (B) may include entities that are outsourcing customers of Acxiom, subject to express confidentiality restrictions within Acxiom’s agreements with such customers.

(c) The Benchmarker shall conduct a benchmarking as promptly as is prudent in the circumstances. In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of service, scope of services, service levels, financing or payment streams, bundling of multiple resource units (e.g., including or excluding systems software from hardware pricing), and other pertinent factors. Acxiom will provide to the Benchmarker reasonably detailed information about the component elements of Acxiom’s charges and pricing methods under this Agreement (although if Acxiom fails to do so the Benchmarker shall proceed with such assumptions as it determines

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are reasonable under the circumstances), and the Benchmarker shall gather and utilize reasonably detailed information with respect to the representative samples being used for comparison. At the appropriate stage early in the process; but, in any event, prior to completing its report, the Benchmarker will meet with the parties and describe in reasonable detail the steps that the Benchmarker proposes to take to normalize the data for comparison. The parties shall have a reasonable opportunity to comment on those steps, and the Benchmarker shall incorporate into its normalization process the reasonable suggestions made by either party; provided that if those suggestions are in conflict, the conflict will be resolved as provided below. After the Benchmarker issues its preliminary report, each party shall be provided a reasonable opportunity to review, comment on, and request changes in the Benchmarker’s preliminary report. Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions, indicating what it believes all the Charges would be at the best quartile (viewed from the perspective of most beneficial to D&B (e.g., lowest charges shall be the “best” charges)) and at the median. In doing so, the Benchmarker will set all Charges at the best quartile and the median, not only those individual items of Charges which it believes need to be reduced (e.g., certain items of the Charges may increase while others may decrease).

(d) If the suggestions of D&B and Acxiom to the Benchmarker concerning the normalization process are in conflict, the parties will: (i) use the internal dispute resolution process reflected in the Agreement; (ii) if the internal dispute resolution process is not successful within fifteen (15) days, the parties will submit the Benchmarker’s proposed normalization process, as supplemented by the D&B suggestions (the ‘D&B Process’) and as supplemented by the Acxiom suggestions (the ‘Acxiom Process’), to a recognized national accounting firm (although not necessarily one of the ‘Big Four’) who is not the principal tax advisor or the outside auditor for either Acxiom or D&B (the ‘Accounting Firm’), who shall select one or the other of the two processes as the process more likely to produce valid comparisons. The decision of the Accounting Firm shall be final and binding on the parties, and the Benchmarker shall be required to follow its normalization process, as supplemented by the suggestions of the party selected by the Accounting Firm. The Accounting Firm shall be instructed that its decision should be rendered in thirty (30) days or less. At the request of either party, soon after retaining the Accounting Firm, the parties (and, if either desires, the Benchmarker) shall meet with the Accounting Firm to discuss its concerns with the approach proposed by the other party and the reasons why its proposal differs. The party whose process is not selected as the more likely to produce valid comparisons shall pay the fees of the Accounting Firm.

(e) If in the final report of the Benchmarker, the Charges to D&B for the benchmarked Services under SOW No. 9 are greater than the highest charge within the best quartile of the representative sample the parties shall meet and work in good faith to adjust the Charges in an attempt to achieve such best quartile.

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(f) If in the final report of the Benchmarker, the Charges to D&B for the benchmarked Services under SOW No. 9 are greater than the median charge within the representative sample, the Charges shall be reduced to those determined by the Benchmarker as representative of the medium. Such reductions shall be effective forty-five (45) days after the issuance of the final report by the Benchmarker (or, if the Benchmarker determines that Acxiom did not cooperate, forty-five (45) days after the date that the Benchmarker estimates it would have issued its report but for such lack of cooperation). This subsection 14.7(e) is not a substitution for subsection 14.7(d); if the Benchmarker’s report is that the Charges under the Agreement are greater than the median and the best quartile then both subsections shall apply (i.e., the Charges shall be reduced to at least the median level, and the parties shall work in good faith to further reduce them to the best quartile).

(g) If in the final report of the Benchmarker, the Charges to D&B for the benchmarked Services under SOW No. 9 are lower than the median charge within the representative sample (viewed from the perspective of most beneficial to D&B), then no adjustment shall be made. ***

(h) Unless it is alleged and held that there has been fraud or collusion, material arithmetic error, or material failure of the Benchmarker to follow the methodology provided for above, the determination of the Benchmarker shall be final and binding on the parties.”

6.16.	New Services

For the purposes of this SOW, clause (1) in the introductory paragraph of Section 14.6 of the Agreement is amended to read “designated as Excluded Services or Retained Responsibilities”.

6.17.	Extraordinary Events

For the purposes of this SOW, a new Section 14.8 is inserted into the Agreement to read as follows:

“14.8 Extraordinary Events

(a) ‘Extraordinary Event’ shall mean a circumstance (or set of related circumstances) in which D&B’s actual usage of Services within a Service Tower varies or is expected to vary from the projected Resource

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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Baseline for such Service Tower for at least *** (***) consecutive months by more than plus or minus *** percent (***%) other than as a result of D&B’s use of another service provider for a similar service or performing the affected portion of the Services itself.

(b) If D&B notifies Acxiom of the occurrence of an Extraordinary Event, Acxiom’s Charges and resources (including the Annual Services Charge and ARC/RRC Rates as appropriate) shall be adjusted in accordance with this Section 14.8. Acxiom’s adjustment in resources shall be in accordance with a plan prepared by Acxiom and approved by D&B or, in the absence of such plan, as reasonably requested by D&B and approved by Acxiom. For the avoidance of doubt, Acxiom shall not have the right to declare an Extraordinary Event.

(c) As used in this Agreement: ‘Targeted Resource Reductions’ shall mean those resources no longer required by Acxiom to provide the Services. ‘Targeted Cost Reductions’ shall mean the costs (including appropriate indirect and overhead costs) and related profit that can be eliminated or reduced as and when the Targeted Resource Reductions are eliminated. ‘Targeted Resource Additions’ shall mean those new or modified resources newly required by Acxiom to provide the Services. ‘Targeted Cost Increases’ shall mean the costs (including appropriate indirect and overhead costs) and a reasonable profit that would be incurred as and when the Targeted Resource Additions are placed in service.

(d) If D&B declares an Extraordinary Event, Acxiom shall proceed to eliminate the Targeted Resource Reductions as quickly as feasible but in no event longer than *** (***) months, and Acxiom shall proceed to deploy the Targeted Resource Additions as quickly as feasible given D&B’s requirements. As the Targeted Resource Reductions are eliminated, the Annual Services Charge shall be reduced by the full amount of the Targeted Cost Reductions applicable to Targeted Resource Reductions, and any affected Resource Baselines and ARC/RRC Rates shall be equitably adjusted, as appropriate. As the Targeted Resource Additions are placed into service, the Annual Services Charge shall be increased by the full amount of the Targeted Cost Increases applicable to such Targeted Resource Additions and, any affected Resource Baselines and ARC/RRC Rates shall be equitably adjusted.

(e) The parties initially shall attempt to agree upon (i) the occurrence of an Extraordinary Event; (ii) Targeted Resource Reductions, Targeted Cost Reductions, Targeted Resource Additions, and Targeted Cost Increases; and (iii) the appropriate adjustment to Charges and the

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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timing thereof. If within sixty (60) days following D&B’s notice of the occurrence of an Extraordinary Event, the Parties have not agreed upon the foregoing, then the parties shall attempt to resolve the issue using the dispute resolution process set forth in this Agreement.”

6.18.	Invoicing

In accordance with the provisions of Section 15.1(a) of the Agreement, Charges under this SOW shall be billed separately from those of any other SOW under the Agreement.

6.19.	Indemnities

For the purposes of this SOW, Section 19.2(e) of the Agreement shall not apply to any claims pursuant to the Transfer Regulations (as such term is defined in Schedule J) or similar national legislation for persons employed by D&B or CSC or their Affiliates on the SOW Effective Date or on the applicable Commencement Date.

6.20.	Liability

(a) For purposes of this SOW, Section 20.2(b) of the Agreement is amended to read:

“(b) Subject to Section 20.2(c), each party’s total liability to the other, whether in contract, in tort (including breach of warranty, negligence and strict liability in tort), or otherwise arising out of, resulting from, or in any way connected with, the performance or breach of SOW No. 9 to this Agreement or a breach of this Agreement in connection with Acxiom’s performance under SOW No. 9 to this Agreement shall be limited to an amount equal to ***. Service Level Credits do not count against and do not reduce the amounts available under the foregoing limitations.”

(b) With regard to all other SOWs under the Agreement, for purposes of Section 20.2(b) and Section 20.2(c) of the Agreement the Charges paid or payable to Acxiom pursuant to this SOW No. 9 ***.

6.21.	Termination for Convenience

For the purposes of this SOW, the required period for notice of termination of convenience of this SOW provided in Section 22.4(b) of the Agreement is *** (***) months.

6.22.	Compliance With Laws

(a) For the purposes of this SOW, Section 23.1(a) of the Agreement is amended by inserting the following after the final sentence:

“To the extent D&B policies are not applicable, Acxiom shall follow its own policies (which shall be provided to D&B) or perform to industry standards, whichever are more rigorous.”

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

(b) For the purposes of this SOW, Section 23.2(a) and Section 23.2(b) of the Agreement are each amended by inserting “data security regulations of the payment card industry,” prior to “Sarbanes” in the second sentence of both sections.

(c) For the purposes of this SOW, Section 23.8(b) of the Agreement is amended (i) by changing “Contract Execution Date” to “SOW Effective Date” and (ii) in the last clause inserting the words “(where the cost of compliance is allocated by this Agreement to D&B)” after “provided, however”.

7.	OVERSEAS IT INITIATIVE

If requested by D&B, the parties will cause the appropriate non-United States domiciled Affiliates to enter into an agreement on substantially the same terms as those provided under the Agreement and this SOW for the provision of Services to D&B’s Affiliates operations in such country or countries in outside the United States designated by D&B. In such event the portion of the Services which become subject to that agreement shall be removed from the scope of this SOW and the charges shall be adjusted as provided in Section 12 of Schedule C.

8.	MISCELLANEOUS

8.1.	Entire Agreement; Amendment

Subject to Sections 2.1(a), 2.1(b), and 9 of this SOW, this SOW (including its Schedules and Attachments), constitutes the full and entire understanding and agreement between D&B and Acxiom with regard to the subject matter hereof and supersedes all prior or contemporaneous proposals, understandings, representations, conditions, and agreements, and all other communications, oral or written, between D&B and Acxiom relating to such subject matter. Neither the course of dealings between the parties nor trade practices shall act to modify, vary, supplant, explain, or amend this SOW. No change, waiver, or discharge hereof shall be valid, and no other terms or conditions shall be incorporated herein or be binding upon either party, unless expressly agreed to in writing by the duly authorized representatives of the parties.

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8.2.	Notices Provisions

All notices under this SOW shall be delivered in the manner specified in Section 24.4 of the Agreement, with a copy to:

If to Acxiom:	If to D&B:
Acxiom Corporation	Dun & Bradstreet, Inc.
601 East Third Street	103 JFK Parkway
Little Rock, AR 72201	Short Hills, NJ 07078
Attn: Senior Vice President,	Attn: Leader, Technology Operations
Manufacturing & Distribution
with copies to:
with copies to:
Dun & Bradstreet, Inc.
Acxiom Corporation	103 JFK Parkway
1501 Opus Place	Short Hills, NJ 07078
Downers Grove, IL 60515	Attn: Vendor Management Office
Attn: D&B Delivery Executive
Dun & Bradstreet, Inc.
Acxiom Corporation	103 JFK Parkway
601 East Third Street	Short Hills, NJ 07078
Little Rock, AR 72201	Attn: General Counsel
Attn: General Counsel

In the case of notices of renewal, default, or termination with respect to this SOW, copies shall also be provided to as provided in Section 24.4 of the Agreement.

9.	TERMS OF THIS SOW THAT TAKE PRECEDENCE OVER THE TERMS OF THE AGREEMENT

In accordance with Section 3.5(e)(i) of the Agreement, to the extent any provision of this SOW (or any Schedule or Exhibit to this SOW) specifically modifies and conflicts with any provision of the Agreement, then the provision of this SOW (or any Schedule or Exhibit to this SOW) is expressly ratified by the parties in this Section 9 and shall prevail over the conflicting term in the Agreement.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have each caused this SOW No. 9 to be signed and delivered by its duly authorized representative, effective as of the SOW Effective Date.

ACXIOM CORPORATION		DUN & BRADSTREET, INC.

By:	/s/ John A. Meyer	By:	/s/ Steven W. Alesio
	John A. Meyer		Steven W. Alesio
	Chief Executive Officer and President		Chairman and Chief Executive Officer
	May 6, 2009		May 6, 2009

Approved, specifically waiving the provisions of Section 3.5(e)(i) of the Agreement.

D&B Vendor Management Office

		By:	/s/ John Iacono

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